Exhibit (d)(1)(xvii)

ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

Allianz Funds

1345 Avenue of the Americas

New York, New York 10105

June     , 2007

Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, New York 10105

RE:	Allianz NACM Mid-Cap Growth Fund

Ladies and Gentlemen:

This will confirm the agreement between the undersigned (the “Trust”) and Allianz Global Investors Fund Management LLC (the “Adviser”; formerly PA Fund Management LLC) as follows:

1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. Allianz NACM Mid-Cap Growth Fund (the “Additional Fund”) is a separate investment portfolio of the Trust.

2. The Trust and the Adviser have entered into an Amended and Restated Investment Advisory Agreement dated November 15, 1994, as further amended and restated as of May 5, 2000, as novated by the Novation dated September 30, 2002 among the Trust, the Adviser and Allianz Global Investors of America L.P. (formerly Allianz Dresdner Asset Management of America L.P.; formerly PIMCO Advisors L.P.), and as further amended or supplemented from time to time (the “Agreement”), pursuant to which the Trust employs the Adviser to provide investment advisory and other services specified in the Agreement, and the Adviser has accepted such employment.

3. As provided in paragraph 1 of the Agreement, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to the Additional Fund, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.

4. As provided in paragraph 9 of the Agreement and subject to further conditions set forth therein, the Trust shall with respect to the Additional Fund pay the Adviser a monthly fee at the following annual rate based upon the average daily net assets of the Additional Fund:

Fund	Fee Rate
Allianz NACM Mid-Cap Growth Fund	0.65%

5. This Addendum and the Agreement shall take effect with respect to the Additional Fund as of the date hereof, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to the Additional Fund for a period of two years following such date. This Addendum and the Agreement shall continue thereafter on an annual basis with respect to the Additional Fund provided that such continuance is specifically approved at least annually (a) by vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting shares of the Additional Fund, and provided that continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or “interested persons” (as defined in the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time (the “1940 Act”)) of the Trust, or the Adviser, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to the Additional Fund without a majority vote of the outstanding voting shares (as defined in the 1940 Act) of the Additional Fund.

However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of the Additional Fund shall be effective to continue the Addendum and the Agreement with respect to the Additional Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The Agreement will terminate automatically with respect to the services provided by the Adviser in the event of its assignment, as that term in defined in the 1940 Act, by the Adviser.

This Addendum and the Agreement may be terminated:

(a) by the Trust at any time with respect to the services provided by the Adviser, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Trust or, with respect to the Additional Fund, by vote of a majority of the outstanding voting shares of the Additional Fund, on 60 days’ written notice to the Adviser;

(b) by the Adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Trust.

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

Allianz Funds

By:
Name:
Title:

ACCEPTED:

Allianz Global Investors Fund Management LLC

By:
Name:
Title: